Exhibit 99.1

June 16, 2010

RE: Distribution Rate Adjustment to 6% from 7% Commencing with the September 2010 Distribution

Dear Stockholder:

This letter announces an adjustment in our distribution rate and explains the market conditions influencing this change.

Declared Distributions

The board of directors of Behringer Harvard Multifamily REIT I, Inc. has elected to adjust our distributions to an annualized rate of 6% effective for the month of September 2010, which is payable in October. The distribution rate of 7% that was previously declared by the board for the months of June, July and August is still in effect and payable in July, August and September, respectively.

Market Conditions

Recent improvements in rental and occupancy rates and bullish expectations for continued strength in the multifamily sector have resulted in increased demand and higher sales prices for multifamily assets, especially the high-quality, well-located communities that we target. Buyers today are willing to pay more for these assets and accept a lower near-term current yield because they expect income improvements and capital appreciation over the next few years. These positive indicators are fueling optimism that the market is continuing to approach normalization.

Based on these factors, the assets in our portfolio are likely growing in value, which is good news for the REIT. However, the same conditions also can exert downward pressure on current yields for new acquisitions. Real estate price and yield move in inverse relationship to one another. Therefore, with prices and values increasing, current yields on new acquisitions are expected to be lower, but still highly attractive when compared to historic yields on Class A institutional multifamily assets.

To effectively and responsibly accommodate this growing market strength, the REIT’s board of directors has adjusted our distributions to a rate that reflects the growing strength of the multifamily market and the re-emergence of competition from active institutional buyers in the multifamily sector.

Sponsor Support

Our sponsor is acting in support of our REIT by reducing by one-third the asset management fee payable to our REIT’s advisor effective July 1, 2010 — two months before the change in our distribution rate. To create strong incentives to continue to drive our portfolio’s performance, our advisor has been given an opportunity to increase its asset management fee. This fee reduction, which represents a tremendous cost savings to the REIT, is an exceptional show of support from our sponsor and demonstrates its commitment to our REIT and its stockholders.

Outlook

The REIT’s management remains confident of the quality of the portfolio assembled to date. We are strongly optimistic about the multifamily sector’s prospects for continued growth, improvement in key market fundamentals and resilient demand fueled by favorable demographic and economic trends.

In spite of two years of severe recession, we have experienced tremendous investor acceptance of Behringer Harvard Multifamily REIT I, Inc. Sales of the REIT’s common stock are approaching $1 billion, and acquisitions, pursued individually or with joint venture partners, now exceed $1.3 billion. As a result, our REIT has been able to capitalize on the extraordinary buying opportunities arising from the market disruption and has built a strong portfolio of Class A, institutional-quality multifamily communities in our country’s top markets. Our portfolio was acquired at what we believe to be attractive discounted prices, especially when compared to replacement costs. Due to market recovery and other factors including very favorable interest rates on loans, the portfolio now represents substantial income and accruing value to our stockholders.

While distribution rates can be expected to reflect current market conditions, the most meaningful metric will be the total returns provided to our stockholders. By definition, total returns are the combination of current income from our investments plus the appreciation achieved on those investments. Our efforts to proactively manage our distribution rates and continue to raise and invest capital will help us build our portfolio to an optimal size, and we believe this will position us to maximize total returns to our stockholders. We appreciate your support as we continue to manage our REIT with this goal in mind.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert M. Behringer

Chairman of the Board

Robert S. Aisner

Chief Executive Officer

cc: Your Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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